EXHIBIT 99.1

CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jenifer Kirtland
(415) 896-6820
dsherk@evcgroup.com

SM&A Reports Third Quarter Results

Program Services Revenue Increases 15 Percent Over Q4 2005, 10 Percent Over Q2 2006; Non-Aerospace & Defense Client Revenue Grows 16 Percent Sequentially; 15 to 20 Percent Revenue Growth Forecasted for 2007: 2007 SG&A Spending Expected to be $2 Million Less Than 2006 Level

NEWPORT BEACH, CA—(MARKET WIRE)—November 6, 2006 — SM&A, Inc. (NasdaqNM:WINS - News), the world’s leading provider of services that enhance clients’ ability  to win major, complex competitive procurements and to perform on those programs and projects when they win, today reported financial results for the third quarter ended September 30, 2006.

Revenue for the quarter was $17.0 million, compared to $19.7 million for the quarter ended September 30, 2005.  Net income for the quarter was $418,000, or $0.02 per diluted share, compared to net income of $2.6 million, or $0.12 per diluted share, for the same quarter of 2005.

Year to date, revenue was $53.0 million, compared to $60.2 million for the same period of 2005.  Net income was $2.9 million, or $0.15 per diluted share, compared to net income of $6.3 million, or $0.30 per diluted share, for the same period of 2005.

“Our financial performance for the period was substantially short of expectations,” said Cathy McCarthy, President & COO.  “This third quarter performance is a reflection of the variability in our competition management business as well as increased strategic SG&A spending to implement fundamental changes in our operating model to support our growth targets and to better service our clients.  Despite the third quarter results, we believe the investments we have made and the fundamental changes we have made in our strategy are beginning to produce results as we enter the fourth quarter and develop our forecast for 2007.

“Our fourth quarter is currently trending in excess of $18.0 million in revenues with 180 associates in the field, 12 less than our all time high of 192.  This forecast is close to the highest revenues generated in the fourth quarter in the company’s history, which is impacted by non-billable holidays.

“Our strategy has been to move away from relying on large concentrations of business to produce one-time quarterly upside in revenue, only to have that revenue source be exhausted within a few quarters.  We believe focusing on large competitive procurements from “end to end” - from winning to performing - can and is creating that sustainable growth we desire.  The following results this year provide us with strong evidence that the strategy is working.

•                  Even with a significant decline in revenues from one major non A&D client- our competition management revenues have remained flat with 2005 — demonstrating the progress the account executive team has made to increase this segment of our business.  The revenues from this client are currently trending back to historical levels.

•                  Our program services associates in the field have increased from 60 on January 2, 2006 to 85 today, a 42% increase.  We expect to have approximately 90 program services associates in the field by year-end.  These associates are deployed among many clients and programs and for the first time our program services revenue increases are not in one concentrated program or service and therefore we believe sustainable.

•                  Our 2006 revenue has been generated by a diversified portfolio of clients and services vs 2005-revenue growth, which was driven by one large program.

•                  Our account executive team has not experienced any turnover this year.  We have found that the longer the account executive is with SM&A, the more successful they are with their clients from a revenue generation perspective.

“We currently expect competition management revenue will grow by approximately 10% and program services revenue by approximately 30% in 2007.  Profitability should be enhanced by this growth as well as our plan to strategically reduce SG&A spending, excluding stock based compensation expense, to approximately $20 million in 2007 versus an estimated $21.8 million for 2006.  This reduction in spending will largely occur from reduced investments required to transition the business,” concluded Ms. McCarthy.

For the third quarter, the percentage of revenues from competition management and program services was 58% and 42% respectively, compared to 60% and 40% for the same period of the previous year.  Total program services revenue increased 10% over the previous quarter, the second consecutive quarter of sequential growth.  The reduction in revenue from one non-A&D client accounted for $1.8 million, or 86% of the $2.1 million decline in our non-A&D business.   Total aerospace and defense revenue was $12.7 million, compared to $13.2 million for the three months ended September 30, 2005.

“As a result of the estimated $1.8 million decrease in revenue from the one non-A&D client, the percentage of revenue from our non-aerospace and defense clients was 26%, compared with 33% for the third quarter of 2005,” said Steve Handy, Chief Financial Officer.  “Late in the third quarter we began to provide services to the one non-A&D client and believe that our service levels to this client will continue to grow during the fourth quarter and into 2007.  In addition, we continued to make progress in securing new clients.  During the third quarter, SM&A engaged five new clients who accounted for 4% of our total revenue.  This compares with the five new clients we engaged during the same period last year, which accounted for 1% of our total revenue,” said Mr. Handy.

Gross margin as a percentage of revenue was 37.5% for the quarter, a decrease from 41.7% for the quarter ended September 30, 2005.  Three factors impacted gross margin including success fees of $103,000 compared to $169,000 in the same period of the prior year, the planned increase in sales compensation expense triggered by Account Executives exceeding their annual sales targets during the quarter, and we structured a pricing agreement with one client designed to significantly increase long-term revenue by moderately discounting pricing for current services.  “Excluding these three items, our gross margins would have been consistent with our historical levels of more than 40%,” added Mr. Handy.

For the nine months ended September 30, 2006, revenues were $53.0 million as compared with $60.2 million for the nine months ended September 30, 2005.  Net income for the first nine months of 2006 was $2.9 million, or $0.15 per diluted share, compared with restated net income of $6.3 million, or $0.30 per diluted share, for the nine months ended September 30, 2005.  As a percentage of revenue, gross margin for the nine months ended September 30, 2006 is 40.6%.  This is compared with a gross margin of 42.5% for the nine months ended September 30, 2005.

2006 & 2007 Guidance

Based on the third quarter results, SM&A has revised its outlook for 2006 as follows:  Revenue for the full year is expected to be approximately $71 million.  Earnings per share are expected to range between $0.18 and $0.19 for the full year.

The Company expects 2007 to return to double-digit revenue growth in the range of 15% to 20% driven by approximately 10% increase in competition management revenue and 30% increase in program services revenue.  SG&A, including stock based compensation expense, is currently expected to be approximately $21 million and full year earnings per share to range between $0.33 and $0.37.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Monday, November 6, 2006 to discuss the Company’s results for the third quarter of 2006. To participate, callers should dial (800) 219-6110 or (303) 262-2211 approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11073388#. The call replay will be available for seven days.

Safe Harbor Statement

The statements in this news release that refer to expectations for the remainder of fiscal year 2006 and fiscal year 2007 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Performance Assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, acquisition opportunities, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Form 10-Q to be filed for the period ended September 30, 2006. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

SM&A
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2006	As Restated December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,158	$19,103
Investments	—	4,950
Accounts receivable, net	16,715	10,435
Prepaid expenses and other current assets	512	380
Prepaid income taxes	460	924
Deferred tax asset—current	201	319
Total current assets	33,046	36,111
Fixed assets, net	3,213	2,571
Deferred tax asset	264	—
Other assets	53	60
	$36,576	$38,742

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$999	$762
Accrued compensation and related benefits	3,064	2,129
Net liabilities of discontinued operations	130	396
Total current liabilities	4,193	3,287
Deferred income taxes	—	56
Other liabilities	554	539
Total liabilities	4,747	3,882

Commitments and contingencies

Shareholders’ equity:
Preferred stock	—	—
Common stock, no par value	40,218	46,126
Accumulated deficit	(8,389)	(11,266)
Total shareholders’ equity	31,829	34,860
	$36,576	$38,742

SM&A
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	As Restated 2005	2006	As Restated 2005

Revenue	$17,025	$19,678	$53,017	$60,184
Cost of revenue	10,645	11,471	31,487	34,577
Gross margin	6,380	8,207	21,530	25,607

Selling, general and administrative expenses	5,859	4,438	17,272	16,241
Operating income	521	3,769	4,258	9,366

Interest income, net	158	158	602	361
Income before income taxes	679	3,927	4,860	9,727

Income tax expense	261	1,369	1,983	3,442

Net income	$418	$2,558	$2,877	$6,285

Net income per share:
Basic	$0.02	$0.13	$0.15	$0.31
Diluted	$0.02	$0.12	$0.15	$0.30

Shares used in calculating net income per share:
Basic	18,730	20,432	19,235	20,356
Diluted	18,910	20,870	19,419	20,942